Exhibit 99.1

Sonim Completes First Closing of Growth Equity Transaction

Announced $15.9 Million in Carrier Orders Since April 14

Expanding Into Larger Semi-Rugged and Industrial 5G Growth Markets

Austin, Texas – July 13, 2022 – Sonim Technologies, Inc. (Nasdaq: SONM) (“Sonim” or the “Company”), a leading U.S. provider of ultra-rugged mobile devices, accessories and solutions designed specifically for task workers physically engaged in their work environments, today announced that it has closed the first tranche of its subscription agreement with U.S.-based AJP Holding Company, LLC (“AJP”) whereby AJP will ultimately purchase an aggregate of $17.5 million in Sonim equity at a price of $0.84 per share.

The first closing includes the purchase of approximately 14.9 million shares of Common Stock for an aggregate purchase price of $12.5 million. At the first closing, AJP acquired approximately 13.9 million shares of Common Stock and Mr. Peter Liu, Sonim’s Chief Executive Officer, acquired 952,381 shares of Common Stock, as designated by AJP. The second closing, for approximately 5.9 million shares of Common Stock for an aggregate purchase price of $5.0 million, is expected to occur on or around August 1, 2022. Upon completion of the transaction, which was approved by stockholders at a special meeting held on June 28, 2022, AJP and Mr. Liu, together, will own approximately 52% of Sonim’s post-transaction outstanding capital stock based on an estimated 19.3 million shares outstanding prior to the transaction.

The agreement with AJP supports a new strategy whereby Sonim will expand from its core market in ultra-rugged mobile devices into the larger and faster growing semi-rugged and industrial 5G markets. This enhanced strategy proposed by AJP is expected to drive revenue growth, increase operating efficiency, accelerate ODM-based product development at lower cost and broaden Sonim’s addressable market opportunities.

“Sonim’s deep relationships with Tier One mobile carriers in North America have generated almost $16 million in confirmed orders for our next generation rugged devices over the past couple of months, demonstrating the exciting opportunity we hope to tap by bringing a wider array of 5G semi-rugged and industrial devices to market,” said Mr. Liu. “We are moving ahead to leverage our expanded ODM relationships to accelerate new products, reduce development and manufacturing costs and maximize the value of Sonim’s highly regarded brand as we work to make Sonim the top middle market rugged and industrial device provider in North America.”

“We remain on track to launch our new feature phone this summer and new 5G smartphone this fall, with orders for both devices now in hand from major carrier partners. These devices will complete the update of Sonim’s existing rugged product line, allowing us to increase attention on an expanded lineup of 5G products for the larger semi-rugged and industrial markets where carriers need additional product solutions,” added Mr. Liu.

Advisors

B. Riley Securities, Inc. is serving as financial advisor to Sonim Technologies in the transaction and O’Melveny & Myers LLP is serving as legal counsel to the Company. Venable LLP is serving as counsel to AJP.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States— including AT&T, T-Mobile and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and Telus Mobility. Our phones and accessories connect workers with voice, data and workflow applications in two end markets: industrial enterprise and public sector. Our ruggedized phones and accessories are sold through distributors in North America, South America and Europe. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the timeframe and completion of the second closing, the outcome of the new strategy of Sonim, the expected timing of the launch of Sonim’s next generation of products, Sonim’s review of strategic alternatives, the market acceptance of new products. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: Sonim’s ability to continue as a going concern and improve its liquidity and financial position; Sonim’s exploration of strategic or financial alternatives may not result in any transaction or alternative that enhances value; risks related to Sonim’s ability to comply with the continued listing standards of the Nasdaq Stock Market and the potential delisting of Sonim’s common stock; Sonim’s ability to continue to develop solutions to address user needs effectively, including its next generation products; anticipated sales levels of both new and legacy products; Sonim’s reliance on its channel partners to generate a substantial majority of its revenues; the limited operating history in Sonim’s markets; Sonim’s ongoing restructuring and transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; the impact of the COVID-19 pandemic; and the ongoing Securities and Exchange Commission investigation on Sonim’s business, as well as the other risk factors described under “Risk Factors” included in Sonim’s Annual Report on Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarter ended March 31, 2022, and any risk factors contained in subsequent quarterly and annual reports it files with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Sonim Technologies, Inc.

IR@sonimtech.com

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

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